                                                                    EXHIBIT 2.13


                                MERGER AGREEMENT


         THIS MERGER AGREEMENT ("Agreement") is made as of May 15, 1998, by and among OFFICE CENTRE CORPORATION, a Delaware corporation ("Buyer"), OFFICE CENTRE NEW ENGLAND, a Delaware corporation to be formed as a wholly-owned subsidiary of Buyer ("Acquisition"), NEW ENGLAND OFFICE SUPPLY COMPANY, a Massachusetts corporation ("Company"), INDIRA PATEL, an individual resident in Massachusetts (the "Seller" or "Shareholder").

                                    RECITALS

         WHEREAS, Buyer, Acquisition, the Company and the Seller wish to set forth the terms and conditions upon which a merger of the Company with and into Acquisition will occur and provide for the representations, warranties, agreements, and conditions applicable to the transactions contemplated by this Agreement;

         WHEREAS, the Board of Directors of each of Buyer, Acquisition and the Company deems the merger advisable and in the best interests of each of Buyer, Acquisition and the Company and of their respective shareholders.

         WHEREAS, the shareholders of Acquisition and the Company have approved this Agreement.

                                    AGREEMENT

         The parties, intending to be legally bound, agree as follows:

         1.       DEFINITIONS

                  For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

                  "APPLICABLE CONTRACT"--any Contract (a) under which the Company has or may acquire any rights, (b) under which the Company has or may become subject to any obligation or liability, or (c) by which the Company or any of the assets owned, leased or used by it is or may become bound.

                  "BALANCE SHEET"--as defined in Section 3.4.

                  "BEST EFFORTS"--the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.

                  "BREACH"--a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach or failure.

                  "BUYER"--as defined in the first paragraph of this Agreement.

                  "CLOSING"--as defined in Section 2.6.

                  "CLOSING DATE"--the date and time as of which the Closing actually takes place.

                  "COMPANY"--as defined in the Recitals of this Agreement.

                  "CONSENT"--any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

                  "CONTEMPLATED TRANSACTIONS"--all of the transactions contemplated by this Agreement, including:

                  (a) the merger of the Company with and into Acquisition;

                  (b) the execution, delivery, and performance of the Employment Agreement;

                  (c) the performance by Buyer, Acquisition, the Company and Seller of their respective covenants and obligations under this Agreement; and

                  "CONTRACT"--any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

                  "DAMAGES"--as defined in Section 10.2.

                  "DISCLOSURE LETTER"--the disclosure letter delivered by Seller and the Company to Buyer concurrently with the execution and delivery of this Agreement.

                  "EBITDA"--earnings before interest, taxes, depreciation and amortization, as adjusted.

                  "EMPLOYMENT AGREEMENT"--as defined in Section 7.2.

                  "ENCUMBRANCE"--any charge, claim, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

                  "ENVIRONMENTAL, HEALTH, AND SAFETY LIABILITIES"--any cost, damages, expense, liability, or obligation, arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

                  (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

                  (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

                  (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law and for any natural resource damages; or

                  (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

                  The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ss. 9601 et seq., as amended ("CERCLA").

                  "ENVIRONMENTAL LAW"--any Legal Requirement that requires or relates to:

                  (a) advising or notifying of appropriate authorities and employees of releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

                  (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

                  (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

                  (d) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially hazardous substances;

                  (e) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention;

                  (f) pollution, contamination, protection of the Environment, human health or safety.

                  "ERISA"--the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

                  "FACILITIES"--any real property, leaseholds, or other interests currently owned or operated by the Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently owned or operated by the Company.

                  "GAAP"--generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.4 were prepared.

                  "GOVERNMENTAL AUTHORIZATION"--any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

                  "GOVERNMENTAL BODY"--any:

                  (a) nation, state, county, city, town or district government;

                  (b) federal, state, local, municipal, foreign, or other government;

                  (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal).

                  "HAZARDOUS ACTIVITY"--the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the environment.

                  "HAZARDOUS MATERIALS"--any waste or other substance that is listed, defined, designated, classified or regulated as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

                  "IRC"--the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

                  "IRS"--the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

                  "KNOWLEDGE"--an individual will be deemed to have "Knowledge" of a particular fact or other matter if (a) such individual is actually aware of such fact or other matter or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the ordinary course of business.

                  A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving as a director or officer of such Person has Knowledge of such fact or other matter.

                  "LEGAL REQUIREMENT"--any federal, state, local, municipal, or other administrative order, constitution, law, ordinance, regulation, or statute.

                  "MATERIAL ADVERSE EFFECT"--means a material adverse effect on the business, properties, condition (financial and otherwise) or operations of the Company.

                  "OCCUPATIONAL SAFETY AND HEALTH LAW"--any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program designed to provide safe and healthful working conditions.

                  "ORDER"--any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

                  "ORDINARY COURSE OF BUSINESS"--an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

                  (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

                  (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and

                  (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the Board of Directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of businesses as such Person.

                  "ORGANIZATIONAL DOCUMENTS"--(a) the articles or certificate of incorporation and the bylaws of a corporation; (b) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (c) any amendment to any of the foregoing.

                  "PERSON"--any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

                  "PROCEEDING"--any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

                  "RELATED PERSON"--with respect to a particular individual:

                  (a) each other member of such individual's immediate Family;

                  (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

                  (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

                  (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

                  With respect to a specified Person other than an individual:

                  (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

                  (b) any Person that holds a Material Interest in such specified Person;

                  (c) each Person that serves as a director, officer, general partner, executor, or trustee of such specified Person (or in a similar capacity);

                  (d) any Person in which such specified Person holds a Material Interest;

                  (e) For purposes of this definition, "Material Interest" means direct or indirect beneficial ownership of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 5% of the outstanding equity securities or equity interests in a Person.

                  "RELEASE"--any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

                  "REPRESENTATIVE"--with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

                  "SECURITIES ACT"--the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

                  "SELLER"--as defined in the first paragraph of this Agreement.

                  "SUBSIDIARY"--with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

                  "SURVIVING CORPORATION"--the corporation that survives the merger of Acquisition into the Company.

                  "TAX"--any tax (including any income tax, capital gains tax, value added tax, sales tax, property tax, gift tax, or estate levy), levy, assessment, tariff, duty, deficiency, or other fee in any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Governmental Body or payable pursuant to any tax sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

                  "TAX RETURN"--any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

                  "THREAT OF RELEASE"--a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

                  "THREATENED"--a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made in writing or any notice has been given in writing that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

         2.       THE MERGER

                  2.1      THE MERGER

                  Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Company shall be merged with and into Acquisition (the "Merger"). The separate existence and corporate organization of the Company shall thereupon cease and the Company and Acquisition shall thereupon be a single corporation. Acquisition shall be the surviving corporation in the Merger (the "Surviving Corporation") and shall continue its existence under the provisions of the Delaware General Corporation Law.

                  2.2      EFFECTIVE DATE OF THE MERGER

                  On the Closing Date, a certificate of merger (the "Articles of Merger") shall be executed by the Company and Acquisition and shall be filed with the Secretary of State of the States of Massachusetts and Delaware. The Merger shall become effective at such time as the Articles of Merger are filed with the Secretary of State of the States of Massachusetts and Delaware, such time being hereinafter called the "Effective Time."

                  2.3      ARTICLES OF INCORPORATION

                  The Articles of Incorporation of Acquisition as in effect immediately prior to the Effective Time shall be and remain the Articles of Incorporation of the Surviving Corporation from and after the Effective Time until amended as provided by law.

                  2.4      BY-LAWS

                  The By-Laws of Acquisition as in effect immediately prior to the Effective Time shall be and remain the By-Laws of the Surviving Corporation from and after the Effective Time until amended as provided by law.

                  2.5      DIRECTORS AND OFFICERS

                  Acquisition and Buyer shall, at Closing, cause Robert J. Gillon, Jr., Buyer appointment and Indira Patel to be appointed as directors of the Surviving Corporation. Indira Patel and Robert J. Gillon, Jr. shall serve as the officers of the Surviving Corporation until their successors have been elected or appointed and shall have qualified in accordance with applicable law.

                  2.6      CLOSING

                  The closing of such Merger (the "Closing") shall be effective
(i) on the date the conditions in Sections 7 and 8 have been satisfied or otherwise waived, or (ii) at such other date as the parties hereto shall agree in writing (the "Closing Date"), and shall be held at the offices of Buyer's counsel at 200 East Las Olas Boulevard, Fort Lauderdale, Florida 33301 at 10:00 a.m. (local time).

                  2.7      CONVERSION OF COMPANY COMMON STOCK

                  (a) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of capital stock of Buyer, Acquisition, the Company or Seller: (i) the shares of Common Stock of Acquisition purchased, issued and outstanding immediately prior to the Effective Time shall be converted as a result of the Merger and without any action on the part of the holder thereof, into 1 share of capital stock of the Surviving Corporation and shall represent all the issued and outstanding shares of the Surviving Corporation; and (ii) the shares of the Company held by Seller shall be converted into and shall become, without further action on the part of the Seller, the right to receive seven and one-half (7.5) times the Company's EBITDA based upon the adjusted EBITDA for the year ending December 31, 1997, as set forth in Schedule 2.7(a) to this Agreement ("1997 Adjusted EBITDA"), less One Hundred Eighty-Five Thousand Dollars ($185,000) for long-term debt. The consideration shall consist of Two Million Dollars ($2,000,000) in cash (the "Cash Consideration") and shares of restricted Common Stock of Buyer which number of shares of Common Stock (the "Share Consideration") shall be determined by dividing the amount set forth in the following sentence, less the Cash Consideration, by Buyer's initial public offering price per share (the "IPO Price"). The 1997 Adjusted EBITDA is Eight Hundred Ninety-One Thousand Dollars ($891,000), resulting in consideration of Six Million Four Hundred Ninety-Eight Thousand Dollars ($6,498,000). The Purchase Price shall be adjusted, through an adjustment to the Cash Consideration, (based on internal financial statements of the Company reasonably acceptable to Buyer and Seller) (increased or decreased as the case may be) by the difference between (i) total assets less total liabilities (exclusive of goodwill) on the Closing Date as compared to (ii) total assets less total liabilities (exclusive of goodwill) at December 31, 1997.

                           Seller shall receive shares of Common Stock of Buyer
in an amount equal to four and one-half (4.5) times the difference between 1998 EBITDA and 1997 Adjusted EBITDA in the event that the Company's 1998 EBITDA equals or exceeds 1997 Adjusted EBITDA. The shares of Buyer's restricted Common Stock shall be valued at the IPO Price. Buyer shall deposit in escrow shares of Buyer's Common Stock (the "Escrowed Shares") having a value equal to One Million Eight Hundred Thousand Dollars ($1,800,000) (provided that it is understood that the number of Escrowed Shares shall not limit the number of shares of Common Stock of Buyer that Seller may receive under this paragraph). The Escrowed Shares shall be registered in Seller's name and held in escrow, pursuant to the terms of an escrow agreement, the form and substance of which is attached as
Exhibit 2.7(b) hereto.

                  (b) Within ninety (90) calendar days after December 31, 1998, Buyer shall cause its independent auditing firm to deliver to the Seller a report of adjusted EBITDA of the Company for the twelve (12) month period ended December 31, 1998 (the "1998 EBITDA Certificate") which shall contain adjustments to the Company's 1998 EBITDA in a manner consistent with Schedule 2.7(a).

                  (c) The Seller shall have a period of twenty (20) days after delivery of the 1998 EBITDA Certificate, to present in writing to Buyer, any objections that the Seller may have to any of the matters set forth in such certificate, which objection shall be set forth in reasonable detail. If no objections are raised within such twenty (20) day period, the certificate shall be deemed accepted and approved by the Seller. If the Seller shall raise any objections within the twenty (20) day period, the parties shall attempt to resolve the matter or matters in dispute. If such dispute cannot be resolved with a further period of twenty (20) days, the Seller shall have the right to submit the dispute to a nationally recognized firm of independent public accountants mutually agreed to by Seller and Buyer, which firm shall make a final and binding determination as to such matter or matters in dispute. Each party shall bear one-half of the fees and expenses in connection with such review.

                  (d) Issuance of the shares of Buyer's common stock under
Section 2.7(b) shall be made no later than twenty-five (25) days after delivery of the 1998 EBITDA Certificate if Seller raises no objection to such certificate as provided in Section 2.7(c). If Seller raises an objection to the 1998 EBITDA Certificate, then the issuance of such shares shall be made within seven (7) days of the resolution of such dispute, provided, however, that the number of Escrowed Shares not in dispute shall be immediately released to Buyer in accordance with the provisions of this Section 2.7(d).

         3.       REPRESENTATIONS AND WARRANTIES OF SELLER

                  Seller and the Company hereby jointly and severally represent and warrant to Buyer and Acquisition as follows:

                  3.1 ORGANIZATION AND GOOD STANDING

                  (a) The Company is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its material obligations under Applicable Contracts. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification except where the failure to so qualify would not have a Material Adverse Effect.

                  (b) Seller has delivered to Buyer copies of the Organizational Documents of the Company, as currently in effect.

                  3.2      AUTHORITY; NO CONFLICT

                  (a) This Agreement constitutes the legal, valid, and binding obligation of Seller and the Company, enforceable against Seller and the Company in accordance with its terms subject to bankruptcy, insolvency or other laws affecting the rights of creditors generally. Upon the execution and delivery by Seller of the Employment Agreement, the Employment Agreement will constitute the legal, valid, and binding obligations of Seller enforceable against Seller in accordance with its respective terms subject to bankruptcy, insolvency or other laws affecting the rights of creditors generally. Seller and the Company have the right, power, authority, and capacity to execute and deliver this Agreement and to perform their obligations under this Agreement. The Seller and the Company have approved this Agreement under applicable state corporate law provisions.

                  (b) Except as disclosed in Section 3.2 to the Disclosure Letter, neither the execution and delivery of this Agreement by Seller or the Company nor the consummation or performance of any of the Contemplated Transactions by the Seller or the Company will, directly or indirectly (with or without notice or lapse of time):

                           (i) contravene, conflict with, or result in a
violation of (A) any provision of the Organizational Documents of the Company, or (B) any resolution adopted by the board of directors or the shareholders of the Company;

                           (ii)result in a violation of any Legal Requirement
or any Order to which the Company or Seller, or any of the assets owned or used by the Company, may be subject except where such violation or such material remedy would not reasonably be expected to result in a Material Adverse Effect;

                           (iii) contravene, conflict with, or result in a
violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any material Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

                           (iv) contravene, conflict with, or result in a
violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material Applicable Contract; or

                           (v) result in the imposition or creation of any
Encumbrance upon or with respect to any of the material assets owned or used by the Company.

                  Except as set forth in Part 3.2 of the Disclosure Letter, neither Seller or the Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

                  (c) Seller is acquiring the Buyer's Common Stock for his own account and not with a view to its distribution within the meaning of Section 2(11) of the Securities Act. Seller is an "accredited investor" as such term is defined in Rule 501(a) under the Securities Act. Seller acknowledges that each certificate representing Buyer's Common Stock acquired pursuant to this Agreement shall bear the following restrictive legend:

         THE SECURITIES REPRESENTED BY THE CERTIFICATE (THE "SHARES") HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). THE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE OR OTHERWISE DISTRIBUTED WITHOUT ONE OF THE FOLLOWING: (i) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE SECURITIES ACT, OR (ii) AN OPINION OF COUNSEL, SATISFACTORY TO THE CORPORATION, THAT SUCH REGISTRATION IS NOT REQUIRED AS TO SAID SALE, OFFER OR DISTRIBUTION.

Seller further acknowledges she shall be subject to such "lock-up" restriction as may be imposed by the Buyer's underwriter or any entity regulating the issuance of the Buyer's Common Stock in its initial public offering which restriction shall not exceed the lesser of (a) one year from the date of Buyer's initial public offering or (b) the shortest period of time any "founding dealer" of Buyer is required to lock-up his or her shares of Buyer's Common Stock.

                  3.3      CAPITALIZATION

                  The authorized equity securities of the Company consist of 200,000 shares of common stock, $.01 par value, of which 25,000 shares are issued and outstanding and constitute all the shares of the Company. The Seller is, and will be on the Closing Date, the record and beneficial owner and holder of the shares of the Company free and clear of all Encumbrances except as disclosed in the Disclosure Letter. All of the outstanding shares of the Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Company. None of the outstanding equity securities or other securities of the Company was issued in violation of the Securities Act or any other Legal Requirement. The Company does not own, or has any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

                  3.4      FINANCIAL STATEMENTS

                  Seller has delivered to Buyer audited consolidated balance sheets of the Company as at December 31, 1996 and December 31, 1997 ("Balance Sheet") and the related statements of income, and cash flow for each of the fiscal years then ended. Such financial statements and notes fairly present in all material respects the financial condition and the results of operations, changes in stockholders' equity, and cash flow of the Company as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually run the aggregate, be materially adverse). No financial statements of any Person other than the Company are required by GAAP to be included in the financial statements.

                  3.5      BOOKS AND RECORDS

                  The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to Buyer, are, complete and correct in all material respects and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of the Company contain accurate records of all meetings held of, and corporate action taken by, the stockholders, the Board of Directors, and committees of the Board of Directors of the Company. At the Closing, all of those books and records will be in the possession of the Company.

                  3.6      TITLE TO PROPERTIES; ENCUMBRANCES

                  Part 3.6 of the Disclosure Letter contains a complete and accurate list of all real property, leaseholds, or other interests therein owned by the Company. Seller has delivered or made available to Buyer copies of the deeds and leases and other instruments by which the Company occupies or acquired such real property and interests and such instruments are true, complete and accurate. The Company owns (with good and marketable title in the case of real property) or lease all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that they purport to own or lease located in the facilities owned or operated by the Company and reflected as owned or leased in the books and records of the Company, including all of the properties and assets reflected in the Balance Sheet (except for assets held under capitalized leases disclosed or not required to be disclosed in Part 3.6 of the Disclosure Letter and personal property sold since the date of the Balance Sheet, as the case may be, in the Ordinary Course of Business), and all of the material properties and assets purchased or otherwise acquired by the Company since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business and consistent with past practice), which subsequently purchased or acquired properties and assets (other than inventory and short-term investments) are listed in Part 3.6 of the Disclosure Letter. All material properties and assets reflected in the Balance Sheet are free and clear of all Encumbrances except with respect to all such properties and assets, (a) mortgages or security interests shown on the Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (c) liens for current taxes not yet due, (d) liens imposed by law and incurred in the Ordinary Course of Business for obligations not yet due and payable to landlords, carriers, warehousemen, materialmen and the like, (e) unperfected purchase money security interests existing in the Ordinary Course of Business without the execution of a separate security agreement, and (f) with respect to real property, (i) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of the Company, and (ii) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto.

                  3.7      CONDITION AND SUFFICIENCY OF ASSETS

                  The buildings, plants, structures, and equipment of the Company are in good operating condition and repair, and adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

                  3.8      ACCOUNTS RECEIVABLE

                  (a) All accounts receivable of the Company that are reflected on the Balance Sheet or on the accounting records of the Company as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. The Company's reserves for Accounts Receivable are calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Part 3.8 of the Disclosure Letter contains a complete and accurate list of all Accounts Receivable as of the date of the Balance Sheet, which list sets forth the aging of such Accounts Receivable.

                  (b) Notwithstanding anything contained herein, as of December 31, 1997, the Balance Sheet reflected a reserve for uncollectible receivables of Sixty Thousand Dollars ($60,000), Seller shall indemnify Buyer for any bad debt expense in excess of such amount during the twelve (12) months ended December 31, 1998.

                  3.9      INVENTORY

                  All inventory of the Company, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, which in no event exceeds $50,000. All inventories not written off have been valued at the lower of cost (first in, first out). The quantities of each item of inventory are reasonable in the present circumstances of the Company.

                  3.10     NO UNDISCLOSED LIABILITIES

                  Except as set forth in Part 3.10 of the Disclosure Letter, the Company has no liabilities or obligations of the type required to be disclosed as liabilities on a balance sheet reflected in accordance with GAAP except for liabilities or obligations reflected or reserved against in the Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the date thereof.

                  3.11     TAXES

                  (a) The Company has filed or caused to be filed (on a timely basis since December 31, 1993) all Tax Returns that are or were required to be filed by or with respect to any of them pursuant to applicable Legal Requirements. Seller has delivered to Buyer copies of, and Part 3.11 of the Disclosure Letter contains a complete and accurate list of, all such Tax Returns filed by the Company since December 31, 1993. The Company has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by the Company, except such Taxes, if any, as are listed in Part 3.11 of the Disclosure Letter and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet.

                  (b) Except as set out in Part 3.11 of the Disclosure Schedule, no United States federal income Tax Returns of the Company subject to such Taxes have been audited by the IRS for taxable years from 1993 through 1997. Part 3.11 of the Disclosure Letter contains a complete and accurate list of any audits of all such Tax Returns, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Part 3.11 of the Disclosure Letter, are being contested in good faith by appropriate proceedings.
Part 3.11 of the Disclosure Letter describes all adjustments to the United States federal income Tax Returns filed by the Company or any group of corporations including the Company for all taxable years since December 31, 1993, and the resulting deficiencies proposed by the IRS. Except as described in
Part 3.11 of the Disclosure Letter, the Company has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Company or for which the Company may be liable.

                  (c) The charges, accruals, and reserves with respect to Taxes on the respective books of the Company have been determined in accordance with GAAP. There exists no proposed tax assessment against the Company except as disclosed in the Balance Sheet or in Part 3.11 of the

Disclosure Letter. No consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by the Company. All Taxes that the Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

                  (d) All Tax Returns filed by (or that include on a consolidated basis) the Company are true, correct, and complete. There is no tax sharing agreement that will require any payment by the Company after the date of this Agreement.

                  3.12     NO MATERIAL ADVERSE CHANGE

                  Since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of the Company, and, no event has occurred or circumstance exists that would reasonably be expected to result in such a material adverse change.

                  3.13     EMPLOYEE BENEFITS

                  Except for group medical insurance, associated life insurance and a 401(k) Plan, the Company (i) has not contributed to any pension, profit sharing, option or other incentive plan or other type of employee benefit plan,
(ii) does not maintain or has maintained, is or was a party to, or otherwise participates or participated in, on its own behalf or on behalf of any former employees, any pension, profit sharing, option or other incentive plan or other type of employee benefit plan, or (iii) does not have any obligation to, or customary arrangement with, former employees, if any, for bonuses, incentive compensation, vacation, severance pay, sick pay, sick leave, insurance, service award, relocation, disability or other benefits, whether oral or written.

                  3.14 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

                  (a)      Except as set forth in Part 3.14 of the Disclosure
Letter:

                           (i) the Company is, and at all times, has been, in
full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets except where such non-compliance would not reasonably be expected to result in a Material Adverse Effect;

                           (ii) no event has occurred or circumstance exists
that (with or without notice or lapse of time) in any material respect (A) would constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement, or (B) would give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature except where such violation, failure to comply or remedial action would not reasonably be expected to result in a Material Adverse Effect; and

                           (iii) the Company has not received, at any time,
any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any material Legal Requirement, or (B) any actual, alleged, possible, or potential material obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

                  (b) Part 3.14 of the Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by the Company or that otherwise relates to the business of, or to any of the assets owned or used by, the Company (all of which authorizations have been delivered to Buyer). Each Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter is valid and in full force and effect, and the Company has been in full compliance with all of the terms and requirements of each Governmental Authorization except as set forth in Part 3.14 of the Disclosure Letter or as would not result in a Material Adverse Effect:

                           (i) no event has occurred or circumstance exists that
would reasonably be expected to (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter except where such violation or failure to comply would not result in a Material Adverse Effect;

                           (ii) the Company has not received any notice or other
communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential material violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

                           (iii) all applications required to have been filed
for the renewal of the Governmental Authorizations listed or required to be listed in Part 3.14 of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other material filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies except where such non-filing would not have a Material Adverse Effect.

                  The Governmental Authorizations listed in Part 3.14 of the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate its businesses in the manner currently conducted and operated and to permit the Company to own and use its assets in the manner in which it currently owns and uses such assets except where the failure to obtain a Governmental Authorization would not result in a Material Adverse Effect.

                  3.15     LEGAL PROCEEDINGS; ORDERS

                  (a) Except as set forth in Part 3.15 of the Disclosure Letter, there is no pending Proceeding:

                           (i)  that has been commenced by or against the
Company that relates to or may affect the business of, or any of the assets owned or used by, the Company; or

                           (ii) that challenges, or that may have the effect of
preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

                                    To the Knowledge of Seller and the Company,
no such Proceeding as described above has been Threatened. Seller has delivered or made available to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part 3.15 of the Disclosure Letter. The Proceedings listed in Part 3.15 of the Disclosure Letter will not have a Material Adverse Effect.

                  (b) Except as set forth in Part 3.15 of the Disclosure Letter:

                           (i) there is no Order to which the Company, or any
of the assets owned or used by the Company, is subject;

                           (ii) Seller is not subject to any Order that relates
to the business of, or any of the assets owned or used by, the Company; and

                           (iii) no officer, director or key employee of the
Company is subject to any Order that prohibits such officer, director or key employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company.

                  (c) Except as set forth in Part 3.15 of the Disclosure Letter and except as would not result in a Material Adverse Effect:

                           (i) the Company is, and at all times has been, in
full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

                           (ii) no event has occurred or circumstance exists
that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is subject; and

                           (iii) the Company has not received any notice or
other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is or has been subject.

                  3.16     ABSENCE OF CERTAIN CHANGES AND EVENTS

                  Except as set forth in Part 3.16 of the Disclosure Letter, since the date of the Balance Sheet, the Company has conducted its business only in the Ordinary Course of Business and there has not been any:

                  (a) change in the Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

                  (b) amendment to the Organizational Documents of the Company;

                  (c) payment or increase by the Company of any bonuses, salaries, distributions or other compensation to any stockholder, director, officer, or employee;

                  (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;

                  (e) damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Company, taken as a whole;

                  (f) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to the Company of at least $100,000.

                  (g) except in the Ordinary Course of Business, sale, lease, or other disposition of any asset or property (other than inventory in the Ordinary Course of Business) of the Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company, including the sale, lease, or other disposition of any of the intellectual property assets;

                  (h) cancellation or waiver of any claims or rights with a value to the Company in excess of $10,000;

                  (i) material change in the accounting methods used by the Company; or

                  (j) agreement, whether oral or written, by the Company to do any of the foregoing.

                  3.17     CONTRACTS; NO DEFAULTS

                  (a) Part 3.17(a) of the Disclosure Letter contains a complete and accurate list, and Seller has delivered to Buyer true and complete copies, of:

                           (i)   each Applicable Contract that involves
performance of services or delivery of goods or materials by the Company of an amount or value in excess of $100,000;

                           (ii)  each Applicable Contract that involves
performance of services or delivery of goods or materials to the Company of an amount or value in excess of $100,000;

                           (iii) each Applicable Contract that was not entered
into in the Ordinary Course of Business and that involves expenditures or receipts of the Company in excess of $100,000;

                           (iv) each lease, rental or occupancy agreement,
license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $100,000 and with terms of less than one year);

                           (v)  each licensing agreement or other Applicable
Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non- disclosure of any of the Intellectual Property Assets;

                           (vi) each collective bargaining agreement and other
Applicable Contract to or with any labor union or other employee representative of a group of employees;

                           (vii) each joint venture, partnership, and other
Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

                  (viii) each Applicable Contract containing covenants that in any way purport to restrict the business activity of the Company or any Affiliate of the Company or limit the freedom of the Company or any Affiliate of the Company to engage in any line of business or to compete with any Person;

                  (ix) each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits by or of the Company, other than direct payments for goods and sales commission arrangements for employees;

                  (x) each power of attorney granted by the Company that is currently effective and outstanding;

                  (xi) each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Company to be responsible for consequential damages;

                  (xii) each Applicable Contract for future capital expenditures in excess of $15,000;

                  (xiii) each currently effective written warranty, guaranty, indemnity, and or other similar undertaking with respect to contractual performance extended by the Company other than in the Ordinary Course of Business;

                  (xiv) each Contract for indebtedness of the Company involving future aggregate payments of more than $10,000; and

                  (xv) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

             (b) Except as set forth in Part 3.17(b) of the Disclosure
Letter:

                  (i) Seller (and no Related Person of the Seller) does not have or may acquire any rights under, and Seller does not have or may become subject to, any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, the Company; and

                  (ii) no officer, director or key employee of the Company is bound by any Contract that purports to limit the ability of such officer, director or key employee to engage in or continue any conduct, activity, or practice relating to the business of the Company.

             (c) Except as set forth in Part 3.17(c) of the Disclosure
Letter, each Contract identified or required to be identified in Part 3.17(a) of the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms subject to the enforceability of remedies to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws effecting the enforcement of creditors' rights generally from time to time in effect.

                  (d) Except as set forth in Part 3.17(d) of the Disclosure
Letter:

                           (i) the Company is, and at all times has been since
January 1, 1995, in full compliance with all applicable terms and requirements of each Contract under which the Company has or had any material obligation or liability or by which the Company or any of the material assets owned or used by the Company is or was bound except where such non-compliance would not have a Material Adverse Effect;

                           (ii) to the Company's and the Seller's Knowledge,
each other Person that has or had any material obligation or liability under any Contract under which the Company has or had any rights is in full compliance with all material applicable terms and requirements of such Contract except where such non-compliance would not have a Material Adverse Effect;

                           (iii) no event has occurred or circumstance exists
that (with or without notice or lapse of time) would result in a violation or breach of, or give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract except where such breach would not result in a Material Adverse Effect; and

                           (iv) the Company has not given to or received from
any other Person, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Applicable Contract.

                  (e) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under current or completed Applicable Contracts with any Person and, to Seller's Knowledge, no such Person has made written demand for such renegotiation.

                  (f) The Applicable Contracts relating to the sale or provision of products or services by the Company have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

                  (g) The Company has made available to Buyer true, complete and correct copies of the Contracts required to be set forth in Part 3.17 of the Disclosure Letter.

                  3.18     INSURANCE

                  (a)      Seller has made available to Buyer:

                           (i)  true and complete copies of all policies of
insurance to which the Company is a party or under which the Company, or any director of the Company, is or has been covered at any time within the three years preceding the date of this Agreement; and

                           (ii) true and complete copies of all pending
applications for policies of insurance.

                  (b) Part 3.18(b) of the Disclosure Letter describes:

                           (i)  any self-insurance arrangement by or affecting
the Company, including any reserves established thereunder;

                           (ii) any contract or arrangement, other than a policy
of insurance, for the transfer or sharing of any risk by the Company; and

                           (iii) all obligations of the Company to third parties
with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

                  (c) All material assets, properties and risks of the Company are, and for the past three years have been, covered by valid and, except for policies that have expired under their terms in the ordinary course, currently effective insurance policies or binders of insurance (including, without limitation, general liability insurance, property insurance and workers' compensation insurance) issued in favor of the Company, in each case with responsible insurance companies, in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in business and operations similar to those of the Company and of similar size. There has not been any claim under any such insurance policy during the past three years that could reasonably be expected to have a material adverse effect on the Company.

                  (d) Except as set forth on Part 3.18(d) of the Disclosure
Letter:

                           (i)  Since January 1, 1995 the Company has not
received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

                           (ii) The Company has paid all premiums due, and have
otherwise performed all of their obligations, under each policy to which the Company is a party or that provides coverage to the Company or director thereof.

                           (iii) The Company has given notice to the insurer of
all claims of a material nature that may be insured thereby.


                  3.19     ENVIRONMENTAL MATTERS

                  Except as set forth in part 3.19 of the disclosure letter:

                  (a) To the Company's and the Seller's Knowledge, the Company is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. Neither Seller or the Company has received any actual or Threatened Order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller or the Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Seller, or the Company, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                  (b) There are no pending or, to the Knowledge of Seller and the Company, Threatened claims, Proceedings or Encumbrances relating to any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or, to the Knowledge of the Company or the Seller, any other properties and assets (whether real, personal, or mixed) in which the Company has or had an interest.

                  (c) Neither Seller or the Company has received any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by the Company have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                  (d) To the Company's and the Seller's Knowledge, the Company has no Environmental, Health, and Safety Liabilities with respect to the Facilities or with respect to any other properties and assets (whether real, personal, or mixed) in which the Company (or any predecessor), has or had an interest.

                  (e) To the Company's and the Seller's Knowledge, there are no Hazardous Materials present on or in the Environment at the Facilities, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities, or incorporated into any structure therein or thereon.

                  (f) To the Company's and the Seller's Knowledge, there has been no Release or Threat of Release, of any Hazardous Materials at or from the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which the Company has or had an interest.

                  (g) Seller has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed by Seller or the Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by the Company with Environmental Laws.

                  (h) To the Company's and the Seller's Knowledge, there are no underground or above-ground storage tanks, incinerators or surface impoundments at, on, or about under or within any real property operated or controlled, in whole or in part by the Company.

                  3.20     EMPLOYEES

                  (a) Part 3.20 of the Disclosure Letter contains a complete and accurate list of the following information for each employee or director of the Company, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since December 31, 1997; vacation accrued; and service credited for purposes of vesting and eligibility to participate under the Company's insurance, medical, welfare, or vacation plan, or any other employee benefit plan.

                  (b) No officer or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between such officer or director and any other Person ("Proprietary Rights Agreement") that materially adversely affects or will affect (i) the performance of his duties as an officer or director of the Company, or (ii) the ability of the Company to conduct its business as presently conducted, including any Proprietary Rights Agreement with Seller or the Company by any such officer or director. No director, officer, or, to the Company's and the Seller's Knowledge, other key employee of the Company presently intends to terminate his employment with the Company.

                  3.21     LABOR RELATIONS; COMPLIANCE

                  The Company has not been or is a party to any collective bargaining or other labor Contract. There has not been, there is not presently pending or existing, and to Seller's Knowledge there is not threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) except as disclosed in Section 3.21 of the Disclosure Letter, any proceeding against or affecting the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting the Company or its premises, or (c) any application for certification of a collective bargaining agent. No event has occurred or circumstance exists that could reasonably provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by the Company, and no such action is contemplated by the Company. The Company has complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. The Company is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

                  3.22     INTELLECTUAL PROPERTY

                  (a) The Company does not own or licenses for use any patents, trademarks, trade names, service marks, mask works or copyrights, other than the common trade law names, the common law trade names listed on 3.22 of the Disclosure Letter.

                  (b) There has not been any actual or alleged infringement or use or misuse by any party of the Company's trade secrets, confidential information or other intellectual property rights.

                  3.23     CERTAIN PAYMENTS

                  Neither the Company or any director, officer, agent, or employee of the Company, or any other person associated with or acting for or on behalf of the Company, has directly or indirectly and in violation of any Legal Requirement (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Affiliate of the Company, (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

                  3.24     DISCLOSURE

                  (a) No representation or warranty of Seller in this Agreement and no statement in the Disclosure Letter knowingly omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

                  (b) No notice given pursuant to Section 5.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

                  3.25     RELATIONSHIPS WITH RELATED PERSONS

                  Except as stated in the Disclosure Letter, neither Seller or any Related Person of Seller or of the Company has any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company's business. Neither Seller or any Related Person of Seller or of the Company owns (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that (i) has business dealings or a material financial interest in any transaction with the Company, or (ii) engages in competition with the Company with respect to any line of the products or services of the Company (a "Competing Business") in any market presently served by the Company. Except as set forth in Part 3.25 of the Disclosure Letter, neither Seller or any Related Person of Seller or of the Company is a party to any Contract with, or has any claim or right against the Company that will survive the Closing.

                  3.26     BROKERS OR FINDERS

                  Seller, the Company and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

         4.       REPRESENTATIONS AND WARRANTIES OF ACQUISITION AND BUYER

                  Acquisition and Buyer (the "Buyer Companies") jointly and severally represent and warrant to Seller as follows:

                  4.1      ORGANIZATION; POWER; QUALIFICATION

                  Acquisition will at the Closing Date be a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Acquisition and Buyer has the corporate power and authority to own or lease and operate its properties to carry on its business as now being conducted, and is duly qualified and in good standing and authorized to do business as a foreign corporation in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization except where the failure to so qualify would not have a material adverse effect on the Buyer and Acquisition, taken as a whole.

                  4.2      AUTHORITY

                  Each of Acquisition and Buyer has the corporate power and has taken all necessary corporate action to authorize Acquisition or Buyer as the case may be, to execute, deliver and perform the Agreement and to consummate the transactions contemplated thereby. The execution and delivery by each of Acquisition and Buyer of this Agreement and the Employment Agreement to which each is a party constitutes the valid and legally binding obligation of Acquisition or Buyer, as the case may be, enforceable in accordance with the documents' terms, except as may be limited by bankruptcy, insolvency or other laws effecting creditors' rights generally.

                  4.3      CAPITALIZATION

                  As of the date hereof, the authorized common stock of the Buyer consist of 50,000,000 shares of common stock, $.001 par value per share, of which 4,712,372 shares are issued and outstanding (excluding shares to be issued in the Buyer's Initial Public Offering or in other acquisitions. All of the outstanding common stock of the Buyer has been duly authorized and validly issued and are fully paid and nonassessable. The shares of the Buyer's Common Stock to be delivered to Seller at Closing pursuant to Section 2.7 will be duly authorized, validly issued, fully paid and non-assessable.

                  4.4      BOOKS AND RECORDS

                  The books of account, minute books, stock record books, and other records of the Buyer, are complete, in all material respects, and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.

                  4.5      CERTAIN PROCEEDINGS

                  There is no pending Proceeding that has been commenced against Buyer or Acquisition and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the contemplated transactions. To Buyer's and Acquisition's knowledge, no such proceeding has been threatened.

                  4.6      BROKERS OR FINDERS

                  Buyer and Acquisition and their officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold the Company and Seller harmless from any such payment alleged to be due by or through Buyer or Acquisition as a result of the action of Buyer and Acquisition or their officers or agents.

                  4.7      AUTHORITY

                  This Agreement constitutes the legal, valid and binding obligations of Acquisition and Buyer, enforceable against Acquisition and Buyer in accordance with its terms, subject to bankruptcy, insolvency or other loss affecting the rights of creditors generally. Buyer and Acquisition have the right, power and corporate authority and capacity to execute and deliver this Agreement and perform their obligations under this Agreement.

                  Neither the execution and delivery of this Agreement by Acquisition or Buyer nor the consummation of performance of any contemplated transactions by Buyer or Acquisition will, (with or without notice or lapse of time) (i) contravene, conflict with, result in any violation of (A) any provision of the organizational documents of the Buyer or Acquisition, or (B) any resolutions adopted by the Board of Directors of Buyer or Acquisition; (ii) contravene, conflict with or result in the violation of material terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel terminate or modify any material Governmental Authorization that is held by Buyer or Acquisition or otherwise relates to the business of, or any of the assets owned or used by Buyer or Acquisition, as the case may be.

                  4.8      DISCLOSURES

                  Buyer has delivered to Seller disclosure information concerning Buyer and its proposed operations, its management, its proposed IPO (the "Disclosure Document"). All of the information contained in such Disclosure Document is true and correct in all material respects in light of the circumstances when made.

         5.       COVENANTS OF SELLER AND THE COMPANY PRIOR TO CLOSING
                  DATE

                  5.1      ACCESS AND INVESTIGATION

                  Between the date of this Agreement and the Closing Date, Seller will, and will cause the Company and its Representatives to, (a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, "Buyer's Advisors") full and free access to the Company's personnel, properties (including subsurface testing), contracts, books and records, and other documents and data, (b) furnish Buyer and Buyer's Advisors with copies of all such contracts, books and records, and other existing documents and data pertaining to the Company as Buyer may reasonably request, and (c) furnish Buyer and Buyer's Advisors with such additional financial, operating, and other data and information pertaining to the Company as Buyer may reasonably request.

                  5.2      OPERATION OF THE BUSINESS OF THE COMPANY

                  Between the date of this Agreement and the Closing Date, Seller will cause the Company to:

                  (a) conduct the business of the Company only in the Ordinary Course of Business;

                  (b) preserve intact the current business organization of the Company, and use its reasonable best efforts to keep available the services of the current officers, employees, and agents of the Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Company;

                  (c) confer with Buyer concerning operational matters of a material nature; and

                  (d) otherwise report periodically to Buyer concerning the status of the business, operations, and finances of the Company.

                  5.3      NEGATIVE COVENANT

                  Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Seller will not, and will cause the Company not to, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section
3.16 is likely to occur, provided, however, that the Company shall be permitted to pay bonuses in the ordinary course of business and consistent with the past practice subject to the achievement of documented milestones. Such bonuses are not to exceed Fifty Thousand Dollars ($50,000) over the twelve (12) month period ending December 31, 1998.

                  5.4      REQUIRED APPROVALS

                  As promptly as practicable after the date of this Agreement, Seller will, and will cause the Company to, make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Seller will, and will cause the Company to, (a) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) cooperate with Buyer in obtaining any required consents.

                  5.5      NOTIFICATION

                  Seller or the Company may update or supplement the Disclosure Letter in writing delivered to Buyer at any time on or prior to the Closing to reflect matters which occur subsequent to the date of this Agreement. Buyer, in its sole discretion, may (i) accept such Disclosure Letter as modified and consummate the transactions contemplated by this Agreement, thereby waiving any claim that Buyer may have that such modification is a breach of the representations and warranties given in Section 3 on the date of this Agreement, or (ii) terminate this Agreement whereupon all further obligations of the parties hereunder will terminate and there shall be no liability on the part of any party or its respective directors, officers or shareholders, except in any such case in accordance with the expenses provisions of Section 11.1 and the mutual confidentiality obligations contained in this Agreement and in such other mutual confidentiality agreement entered into between Buyer and the Company, which shall survive any such termination.

                  5.6      NO NEGOTIATION

                  Until such time, if any, as this Agreement is terminated pursuant to Section 9, Seller will not, and the Company will not and each of their Representatives will not directly or indirectly solicit, initiate or encourage, accept or discuss any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets of the Company, or any of the capital stock of the Company, or any merger, consolidation, business combination, or similar transaction involving the Company. Seller or the Company will promptly notify Buyer of any such inquiries or proposals.

                  5.7      BEST EFFORTS

                  Between the date of this Agreement and the Closing Date, Seller and the Company will use their Best Efforts to cause the conditions in
Section 7 to be satisfied.

         6.       COVENANTS OF BUYER PRIOR TO CLOSING DATE.

                  6.1      NOTIFICATION

                  Between the date of this Agreement and the Closing Date, Buyer will promptly notify Seller in writing if Buyer becomes aware of any fact or condition that causes or constitutes a Breach of any of Buyer's or Acquisition's representations and warranties as of the date of this Agreement, or if Buyer becomes aware of the occurrence after the date of this Agreement or any fact or condition that would, except as expressly contemplated by this Agreement, cause or constitute a Breach of any such representation or warranty.

                  6.2      BEST EFFORTS

                  Between the date of this Agreement and the Closing Date, Buyer will use its Best Efforts to cause the conditions in Section 8 to be satisfied.

         7.       CONDITIONS PRECEDENT TO BUYER'S AND ACQUISITION'S
                  OBLIGATION TO CLOSE

                  Buyer's and Acquisition's obligations to consummate the Merger and to take the other actions required to be taken by Buyer and Acquisition at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer and Acquisition, in whole or in part):

                  7.1      ACCURACY OF REPRESENTATIONS

                  All of Seller's and the Company's representations and warranties in this Agreement must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter.

                  7.2      SELLER'S PERFORMANCE

                  (a) All of the covenants and obligations that Seller and the Company are required to perform or to comply with pursuant to this Agreement at or prior to the Closing, must have been duly performed and complied with in all material respects.

                  (b) There shall be delivered at Closing (i) the Employment Agreements with Indira Patel ("Patel") and Dennis McCarthy ("McCarthy") in the form of Exhibit 7.2(b)(i) (the "Employment Agreements") executed by Patel and McCarthy, respectively; and (ii) the certificate executed by Seller and an officer of the Company representing to Buyer and Acquisition that Seller's and the Company's representations and warranties in this Agreement was accurate in all material respects as to the date of this Agreement and is accurate in all material respects as of the Closing as if made on the Closing Date.

                  7.3      CONSENTS

                  Each of the consents identified in the Disclosure Letter, must have been obtained and must be in full force and effect.

                  7.4      ADDITIONAL DOCUMENTS

                  Each of the following documents must have been delivered to
Buyer:

                  (a) an opinion of Davis, Malm and D'Agostine, P.C., dated the Closing Date, reasonably acceptable to Buyer;

                  (b) such other documents as Buyer or its counsel may reasonably request for the purpose of (i) enabling its counsel to provide the opinion referred to in Section 8.4(a), (ii) evidencing the accuracy of any of Seller's and the Company's representations and warranties, (iii) evidencing the performance by Seller, the Company, or the compliance by Seller or the Company with, any covenant or obligation required to be performed or complied with by such party, (iv) evidencing the satisfaction of any condition referred to in this Section 7, or (v) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

                  7.5      NO PROCEEDINGS

                  Since the date of this Agreement, there must not have been commenced, pending or Threatened any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

                  7.6      NO CLAIM REGARDING STOCK OWNERSHIP OR MERGER
                           PROCEEDS

                  There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, the Company, or (b) is entitled to all or any portion of the Merger consideration.

                  7.7      NO PROHIBITION

                  Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

                  7.8      NO INJUNCTION

                  No preliminary or permanent injunction or other order by any federal or state court preventing or consummation of the transactions contemplated in this Agreement has been issued and continues in effect, and this Agreement and the transactions contemplated hereby are not prohibited under any applicable federal or state law or regulation.

                  7.9      MATERIAL ADVERSE CHANGE

                  There shall have been no material adverse change in the business, operations, prospects, financial condition or results of the Company.

                  7.10     INITIAL PUBLIC OFFERING

                  Buyer shall have completed its initial public offering.

         8.       CONDITIONS PRECEDENT TO SELLER'S AND THE COMPANY'S
                  OBLIGATION TO CLOSE

                  Seller's and the Company's obligations to consummate the Merger and to take the other actions required to be taken by Seller and the Company at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller and the Company, in whole or in part):

                  8.1      ACCURACY OF REPRESENTATIONS

                  All of Buyer's and Acquisition's representations and warranties in this Agreement must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

                  8.2      BUYER'S AND ACQUISITION'S PERFORMANCE

                  (a) All of the covenants and obligations that Buyer and Acquisition are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

                  (b) Buyer must have executed and delivered (i) the Employment Agreements (ii) a certificate executed by an officer of Buyer representing to Seller that Buyer and Acquisition's representations and warranties contained in this Agreement were accurate in all material respects as to the date of this Agreement and is accurate in all material respects as of the Closing as if made on the Closing.

                  8.3      ADDITIONAL DOCUMENTS

                  Buyer and Acquisition must have caused the following documents to be delivered to Seller:

                  (a) an opinion of Atlas, Pearlman, Trop & Borkson, P.A., dated the Closing Date, reasonably acceptable to Buyer and Seller; and

                  (b) such other documents as Seller or its counsel may reasonably request for the purpose of (i) enabling its counsel to provide the opinion referred to in Section 7.3(a), (ii) evidencing the accuracy of any representation or warranty of Buyer or Acquisition, (iii) evidencing the performance by Buyer or Acquisition of, or the compliance by Buyer or Acquisition with, any covenant or obligation required to be performed or complied with by Buyer or Acquisition,

(iv) evidencing the satisfaction of any condition referred to in this Section 7, or (v) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

                  8.4      NO PROCEEDINGS

                  Since the date of this Agreement, there must not have been commenced, pending or Threatened any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

                  8.5      NO CLAIM REGARDING STOCK OWNERSHIP OR MERGER
                           PROCEEDS

                  There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, the Company, or (b) is entitled to all or any portion of the Merger consideration.

                  8.6      NO PROHIBITION

                  Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

                  8.7      NO INJUNCTION

                  No preliminary or permanent injunction or other order by any federal or state court preventing or consummation of the transactions contemplated in this Agreement has been issued and continues in effect, and this Agreement and the transactions contemplated hereby are not prohibited under any applicable federal or state law or regulation.

                  8.8      INITIAL PUBLIC OFFERING

                  Buyer shall have completed its initial public offering.

         9.       TERMINATION

                  9.1      TERMINATION EVENTS

                  This Agreement may, by notice given prior to or at the Closing, be terminated:

                  (a) by either Buyer and Acquisition or Seller and the Company if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been cured or waived within ten (10) days of the date of notification of such Breach;

                  (b) (i) by Buyer and Acquisition if any of the conditions in
Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Seller and the Company, if any of the conditions in Section 8 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller and the Company to comply with their obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date;

                  (c) by mutual consent of Buyer and Acquisition and Seller and the Company; or

                  (d) by either Buyer and Acquisition or Seller and the Company if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before September 30, 1998, or such later date as the parties may agree upon.

                  A party's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement terminate, except the obligations in Section 11.1 and 11.3 will survive; provided, however, that if this Agreement is terminated by a party because of a breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

         10.      INDEMNIFICATION; REMEDIES

                  10.1     SURVIVAL

                  All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter and any of the supplements thereto, and any other certificate or document delivered pursuant to this Agreement will survive the Closing until the one (1) year from the Closing except for the representations and warranties in Section 3.3, which shall survive for eighteen
(18) months from the Closing.

                  10.2     INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER

                  Seller will indemnify and hold harmless Buyer, Acquisition, the Surviving Corporation, and their respective affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys' and other professional fees) (collectively, "Damages"), arising from or in connection with:

                  (a) any Breach of any representation or warranty made by Seller in this Agreement, without giving effect to any supplement to Disclosure Letter with respect to matters occurring before the date of this Agreement, provided that information in any supplement to the Disclosure Letter shall not constitute a Breach if the Contemplated Transactions are consummated or any other certificate or document delivered by Seller pursuant to this Agreement;

                  (b) any Breach by Seller or the Company of any covenant or obligation of Seller or the Company in this Agreement;

                  (c) any product shipped or any services provided by Company prior to the Closing Date (other than returns in the ordinary course of business);

                  (d) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Seller or the Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions;

                  (e) any matter disclosed in Part 3.15 of the Disclosure Letter, including legal fees and related expenses associated with such matters, provided, however, Seller shall not be liable for indemnification for Damages for legal fees and related expenses (with respect to the matters set forth in this Section 10.2(e)) unless and only to the extent that such amounts exceed Forty Thousand Dollars ($40,000.00); and

                  (f) any claim for matters referred to in Section 3.8(b).

                  The remedies provided in this Section 10.2 shall be the sole and exclusive remedy available to Buyer or the other Indemnified Persons under this Agreement. Damages indemnified hereunder shall be reduced to the extent Buyer or the Company receives compensation from its insurance coverage for such Damages, provided, however, that Buyer or the Company shall not be obligated to seek recovery from its insurance coverage for such Damages.

                  10.3     INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER

                  Buyer will indemnify and hold harmless Seller for, and will pay to the Seller the amount of, any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys' and other professional fees) (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

                  (a) any Breach of any representation or warranty made by Buyer in this Agreement;

                  (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement;

                  (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Buyer (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

                  The remedies provided in this Section 10.3 shall be the exclusive remedy that may be available to Seller.

                  10.4     TIME LIMITATIONS

                  If the Closing occurs, Seller will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those in Section 3.3, unless on or before one (1) year from the date of Closing, Buyer notifies Seller of a claim specifying the factual basis of that claim. With respect to the claim under Section 3.3, Seller will have no liability unless on or before eighteen (18) months from the date of Closing, Buyer notified Seller of a claim specifying the factual basis of that claim.

                  If the Closing occurs, Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and to comply with prior to the Closing Date, unless on or before one (1) year from the date of Closing, Seller notifies Buyer of claims specifying the factual basis of that claim.

                  10.5     PROCEDURE FOR INDEMNIFICATION--THIRD PARTY CLAIMS

                  (a) Promptly after receipt by an indemnified party under Sections 10.2 or 10.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnified party's failure to give such notice.

                  (b) If any Proceeding referred to in Section 10.5(a) is brought against an indemnified party and it gives notice, unless the claim involves Taxes, to the indemnifying party of the commencement of such Proceeding, the indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this
Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (ii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

                  (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

                  10.6     MONETARY LIMITATIONS ON INDEMNIFICATION

                  Notwithstanding any other provisions of this Agreement, (i) no party shall be entitled to indemnification for Damages, arising out of any matter referred to in Sections 10.2 and 10.3 above, as applicable, unless and only to the extent that such Damages, exceed Seventy-Five Thousand Dollars ($75,000) provided, however, that such limitation shall not apply to claims for matters set forth in Section 10.2(e) and (f); (ii) in no event shall the aggregate liability of Seller arising out of the matters referred to in Section
10.2 exceed the initial Share Consideration received by Seller upon closing of the merger based upon the 1997 Adjusted EBITDA.

                  Seller, at her sole discretion, may satisfy any claim for Damages by delivery of cash or shares of Buyer's Common Stock. For the purposes of this Section, the shares of Buyer's Common Stock shall be valued at the greater of (i) the Fair Market Value of Buyer's Common Stock based upon the average thirty (30) day trading price of such stock for the thirty (30) day period ending five (5) trading days prior to the final determination of the amount of any claim or (ii) the initial public offering price per share.

         11.      GENERAL PROVISIONS

                  11.1     EXPENSES

                  Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants, Buyer shall pay the fees and expenses of Grant Thornton.

                  11.2     PUBLIC ANNOUNCEMENTS

                  Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines. Unless consented to by Buyer in advance or required by Legal Requirements, prior to the Closing Seller shall, and shall cause the Company to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person other than their professional advisors. Seller and Buyer will consult with each other concerning the means by which the Company's employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

                  11.3     CONFIDENTIALITY

                  (a) Between the date of this Agreement and the Closing Date, Buyer and Seller will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer, Acquisition and the Company to maintain in confidence, and not use to the detriment of another party or the Company any written, oral, or other information obtained in confidence from another party or the Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by legal proceedings. Notwithstanding the foregoing, Buyer may disclose information about this Agreement, the Seller, or the Company in connection with its initial public offering and any related obligations therewith.

                  (b) If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

                  11.4     NOTICES

                  All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

             Seller:                   New England Office Supply Company
                                       135 Lundquist Drive
                                       Braintree, Massachusetts 02184
                                       Attention: Indira Patel
                                       Facsimile No.: (781) 848-7184

             with a copy to:           Davis, Malm & D'Agostine, P.C.
                                       One Boston Place, 37th Floor
                                       Boston, Massachusetts 02108
                                       Attention: Andrew D. Myers, Esq.
                                       Facsimile No.:  (617) 523-6215

             Buyer or Acquisition:     Office Center Corporation
                                       38 East 32nd Street
                                       New York, New York 10015
                                       Attention: Robert J. Gillon, Jr.
                                       Facsimile No.: (212) 686-6623

             with a copy to:           Atlas, Pearlman, Trop & Borkson, P.A.
                                       200 East Las Olas Boulevard, Suite 1900
                                       Fort Lauderdale, Florida 33301
                                       Attention:   Joel D. Mayersohn, Esq.
                                       Facsimile No.:  (954) 766-7800

                  11.5     FURTHER ASSURANCES

                  The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

                  11.6     WAIVER

                  The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

                  11.7     ENTIRE AGREEMENT AND MODIFICATION

                  This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

                  11.8     ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

                  Neither party may assign any of its rights under this Agreement without the prior consent of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the heirs, successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their heirs, successors and assigns.

                  11.9     SEVERABILITY

                  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

                  11.10    SECTION HEADINGS, CONSTRUCTION

                  The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

                  11.11    TIME OF ESSENCE

                  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

                  11.12    GOVERNING LAW

                  This Agreement will be governed by the laws of the State of Delaware without regard to conflicts of laws principles.

                  11.13    COUNTERPARTS

                  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

BUYER:                                           SELLER:

OFFICE CENTRE CORPORATION


By:/s/ R.J. GILLON, JR.                         /s/ INDIRA B. PATEL
   ---------------------------------            --------------------------------
    Name:  Robert J. Gillon, Jr.                 INDIRA PATEL
    Title:                                       Sole Director/Owner


ACQUISITION:

OFFICE CENTRE NEW ENGLAND


By: /s/ R.J. GILLON, JR.
   ---------------------------------
    Name:  Robert J. Gillon, Jr.
    Title:


COMPANY:

NEW ENGLAND OFFICE SUPPLY
  COMPANY


By: /s/ INDIRA B. PATEL
   ---------------------------------
    Name:  Indira B. Patel
    Title: President

                        NEW ENGLAND OFFICE SUPPLY COMPANY
                    LIST OF DISCLOSURE SCHEDULES AND EXHIBITS

                                    EXHIBITS
                                    --------

Exhibit 7.2(b)(i)          Employment Agreements
Exhibit 8.3(a)             Opinion of Atlas, Pearlman, Trop & Borkson,
                           P.A. (not there)

                                    SCHEDULES
                                    ---------

Schedule 3.2               Authority; No conflict
Schedule 3.6               Real Property
Schedule 3.8               Accounts Receivable
Schedule 3.11              Taxes
Schedule 3.14              Compliance with Legal Requirements;
                           Governmental Authorizations
Schedule 3.15              Legal Proceedings; Orders
Schedule 3.16              Absence of Certain Changes and Events
Schedule 3.17              Contracts; No defaults
Schedule 3.18              Insurance
Schedule 3.20              List of Employees
Schedule 3.21              See section 3.15



                  The Company agrees to furnish supplementally a copy of any omitted schedule to the Securities Exchange Commission upon request.